UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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COMMUNITY HEALTHCARE TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)
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March 24, 2021

Dear Stockholder:

        On behalf of the Board of Directors, we cordially invite you to attend the 2021 annual meeting of stockholders of Community Healthcare Trust Incorporated, a Maryland corporation (the "Company"). The annual meeting will be held beginning at 8:00 a.m., Central time, on Thursday, May 6, 2021 at the principal offices of the Company, located at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. The formal notice of the annual meeting appears on the next page. At the annual meeting, you will be asked to:

  1.
  Elect five directors, each to serve a one-year term expiring in 2022;

  2.
  Vote to approve, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers;

  3.
  Ratify the appointment of BDO USA, LLP as our independent registered public accountants for 2021; and

  4.
  Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. Your vote is very important. It is important that your views be represented at the annual meeting regardless of the number of shares of common stock you own or whether you are able to attend the annual meeting in person.

        On March 24, 2021, we posted on the investor's relations page of our Internet website, http://investors.chct.reit, a copy of our 2021 proxy statement, proxy card and our annual report to stockholders. Also, on or around March 24, 2021, we mailed a notice (the "Notice") containing instructions on how to access our proxy materials and vote online to our institutional stockholders who own our stock directly in their name and in the name of other stockholders.

        You may vote your shares on the Internet. If you request a paper copy of the proxy card or voting instruction form, we will mail you the paper copy and you may sign, date and mail the accompanying proxy card or voting instruction form in the envelope provided with your proxy card. Instructions regarding the two methods of voting by proxy are contained on the Notice and on the proxy card. As always, if you are the record holder of our stock, you may vote in person at the annual meeting. The accompanying proxy statement explains how to obtain driving directions to the meeting.

        On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in Community Healthcare Trust Incorporated.

Sincerely,

Timothy G. Wallace Chairman of the Board, President, and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be held on May 6, 2021:

Community Healthcare Trust Incorporated's 2021 proxy statement, proxy card and annual report to stockholders are available at http://investors.chct.reit.

Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m., Central Time, on Thursday, May 6, 2021
PLACE	Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067
ITEMS OF BUSINESS	1. To elect five directors, each to serve a one-year term expiring in 2022;
2. To vote to approve, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers;
3. To ratify the appointment of BDO USA, LLP as our independent registered public accountants for 2021; and
4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a stockholder of record as of the close of business on March 5, 2021.
ANNUAL REPORT
All of these documents are accessible on our Internet website, http://investors.chct.reit. You may request a paper copy of the proxy statement, the proxy card, and our annual report to stockholders, which is not part of the proxy solicitation material.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares on the Internet or, if you request and receive written proxy materials, you may vote by signing, dating and mailing the accompanying proxy card or voting instruction form in the envelope provided. Instructions regarding the two methods of voting are contained on the proxy card. The Notice has instructions regarding voting on the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

David H. Dupuy Secretary of Community Healthcare Trust Incorporated Franklin, Tennessee March 24, 2021

COMMUNITY HEALTHCARE TRUST INCORPORATED
PROXY STATEMENT

COMMUNITY HEALTHCARE TRUST INCORPORATED
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 6, 2021

        We are furnishing this proxy statement to the stockholders of Community Healthcare Trust Incorporated in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders of Community Healthcare Trust Incorporated to be held at 8:00 a.m., Central time, on Thursday, May 6, 2021, at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067, as well as in connection with any adjournments or postponements of the meeting. This solicitation is made by Community Healthcare Trust Incorporated on behalf of our Board of Directors (also referred to as the "Board" in this proxy statement). "We," "our," "us" and the "Company" refer to Community Healthcare Trust Incorporated, a Maryland corporation.

        We have elected to provide access to our proxy materials and annual report over the Internet through a "notice and access" model. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of March 5, 2021. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On March 24, 2021, we intend to make this proxy statement available on the Internet and, on or around March 24, 2021, we intend to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such receipt.

        This proxy statement, proxy card and our annual report to stockholders are available at http://investors.chct.reit. This website address contains the following documents: the Notice, the proxy statement and proxy card sample, and the annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS REGARDING THE 2021 ANNUAL MEETING OF
STOCKHOLDERS

Who is soliciting proxies from the stockholders?

        Our Board of Directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the annual meeting.

What will be voted on at the annual meeting?

        Our stockholders will vote on three proposals at the annual meeting:

  1.
  The election of five directors, who are each to serve a one-year term expiring in 2022;

  2.
  The approval of, on a non-binding advisory basis, a resolution approving the Company's compensation of its named executive officers; and

  3.
  The ratification of the appointment of BDO USA, LLP as our independent registered public accountants for 2021.

        Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.

How will we solicit proxies, and who bears the cost of proxy solicitation?

        Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Finally, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"), we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the annual meeting?

        Our Board of Directors has fixed the close of business on Friday, March 5, 2021, as the record date for our annual meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of March 5, 2021, our only outstanding class of securities was common stock, $0.01 par value per share. On that date, we had 450,000,000 shares of common stock authorized, of which 24,036,213 shares were outstanding.

        You (if you, rather than your broker, are the record holder of our stock) can vote either in person at the annual meeting or by proxy, whether or not you attend the annual meeting. If you would like to attend the annual meeting in person and need directions, please contact David H. Dupuy by e-mail at investorrelations@chct.reit or by telephone at 615-771-3052. You may vote your shares on the Internet or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the two methods of voting by proxy are contained on the proxy card.

How many votes must be present to hold the annual meeting?

        A quorum must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting. As of March 5, 2021, we had 24,036,213 shares of common stock outstanding; thus, we anticipate that the quorum for our annual meeting will be 12,018,107 shares.

How many votes does a stockholder have per share?

        Our stockholders are entitled to one vote for each share held.

What is the required vote on each proposal?

        Pursuant to our Amended and Restated Bylaws (the "Bylaws"), in uncontested elections (which is the case for the Annual Meeting), the nominees for election to the Board of Directors who receive a majority of all of the votes cast for the election of directors shall be elected directors. In accordance with our Bylaws, if an incumbent director who is nominated for election to the Board of Director fails to receive a majority of votes for re-election, the director is required to tender his or her resignation promptly following the Annual Meeting; in which cast, within 90 days following certification of the stockholder vote, the Corporate Governance Committee will determine whether to recommend that the Board of Directors accept the director's resignation, and upon submission of the Corporate Governance Committee's recommendation to the Board of Directors, the Board will decide and act on the matter in its discretion. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a director's resignation. In general, any director who tenders his or her resignation will not participate in the Corporate Governance Committee's recommendation or the Board of Director's action regarding whether to accept the resignation offer. We will disclose promptly the Board of Director's decision regarding whether to accept or reject the director's resignation offer and its rationale for such decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

        The proposal to ratify our appointment of BDO USA, LLP, or BDO, as our independent registered public accountants for 2021, is approved by our stockholders if the votes cast favoring the ratification exceed the votes cast opposing the ratification.

        Stockholders do not have the right to cumulate their votes.

How will the proxy be voted, and how are votes counted?

        If you vote by proxy (either voting on the Internet or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

  1.
  "FOR" the election of nominees Alan Gardner, Claire Gulmi, Robert Hensley, Lawrence Van Horn, and Timothy Wallace.

  2.
  "FOR" the resolution approving the compensation of the Company's named executive officers.

  3.
  "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accountants for 2021.

        If you hold your shares in broker's name (sometimes called "street name" or "nominee name"), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a "broker non-vote." Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the annual meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the New York Stock Exchange ("NYSE"), which is the stock exchange on which our common stock is listed, the ratification of our appointment of our independent registered public accountants is considered a routine matter for broker voting purposes, but the election of directors and the advisory (non-binding) vote on the compensation of our named executive officers are not considered routine. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by the Board.

Can a proxy be revoked?

        Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy (1) by giving written notice to our Corporate Secretary before the annual meeting, (2) by granting a subsequent proxy on the Internet, or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of your stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: David H. Dupuy, Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067.

 PROPOSAL 1
ELECTION OF DIRECTORS

        The persons listed below have been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2022: Alan Gardner, Claire Gulmi, Robert Hensley, Lawrence Van Horn and Timothy Wallace. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors. The following lists each director nominated for election to serve as a director for a one-year term expiring at the annual meeting of stockholders occurring in 2022, which includes a brief discussion of the experience, qualifications and skills that led us to conclude that such individual should be a member of our Board.

Qualifications of Directors

        We believe that our Board of Directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all stockholders, including the qualities listed below. We have attempted below to highlight certain notable experience, qualifications and skills for each director nominee, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses. Each of the nominees set forth below is currently serving as a director of the Company.

Name	Age	Background, Qualifications and Skills
Alan Gardner	67	Mr. Gardner retired from Wells Fargo in October 2015. Prior to his retirement, he was a senior relationship manager in healthcare corporate banking. He primarily covered national healthcare companies with market capitalization exceeding $5 billion, generally in the pharmaceutical, medical device and healthcare services sectors. Mr. Gardner has over 26 years of corporate and investment banking experience, with 20 years covering healthcare companies. Prior to joining Wells Fargo (Wachovia) in March 2004, Mr. Gardner was head of healthcare for FleetBoston Financial from 2003 to 2004 and was a managing director for Banc of America Securities from 1996 to 2003. During his career, Mr. Gardner has led a number of significant financing transactions for leading public healthcare companies. Mr. Gardner previously served as board member and president of Omni Montessori School in Charlotte, North Carolina, as Charlotte Chapter chair for the Impact Angel Network ("IAN"). IAN is managed by RENEW, LLC, an investment advisory and management consulting firm based in Addis Ababa, Ethiopia and Washington D.C. Mr. Gardner currently serves on the board of Feeding Avery Families, a nonprofit charitable organization serving the needy of Avery County, North Caroline and is on the board of directors at Christ Lutheran Church in Charlotte, North Carolina. Mr. Gardner earned a B.S. and M.S. from Virginia Polytechnic Institute and State University and an M.B.A. in finance and accounting from the University of Rochester. Mr. Gardner is our lead independent director, and Mr. Gardner's commercial banking, capital markets and healthcare industry experience makes him a valuable resource to our Board of Directors.

Name	Age	Background, Qualifications and Skills
Claire Gulmi	67	Ms. Gulmi served as Executive Vice President and Chief Financial Officer of Envision Healthcare, a $7 billion public company, the largest owner/operator of ambulatory surgery centers in the United States and a leading provider of hospital based physician services, until her retirement in October 2017. Ms. Gulmi continued to serve as an advisor to Envision until September 2018. Prior to Envision's merger with AmSurg Corp in 2016, Ms. Gulmi served as Executive Vice President and Chief Financial Officer of AmSurg starting in 1994. She was a member of the Board of Directors of AmSurg from 2004 until the merger in 2016. From 2015 to 2017, Ms. Gulmi served on the Board of Directors and as the audit committee chair of Air Methods Corp, a $1.5 billion public company and the largest provider of air medical emergency transport services in the U.S. From 2001 to 2015 she served on the advisory board of the Bank of Nashville. Ms. Gulmi has a BBA in Accounting and Finance from Belmont University. Ms. Gulmi is the past board chair of the YWCA of Nashville, serves on the boards of the Frist Center for the Visual Arts and Nashville Public Radio. She has served as board chair for the Bethlehem Centers of Nashville and has served on the boards of the Girl Scouts, the American Heart Association and All About Women. Ms. Gulmi has been named by the Nashville Business Journal as one of its Healthcare 100, was one of the 2007 winners of the Nashville Business Journal's Women of Influence and in 2011 received the Nashville Business Journal's CFO Lifetime Achievement Award. Ms. Gulmi's over 30 years of experience in corporate finance, accounting and healthcare makes her a valuable resource to our Board of Directors.

Name	Age	Background, Qualifications and Skills
Robert Hensley	63	Mr. Hensley has more than 40 years of experience serving public and privately-held companies across a range of industries, including healthcare, insurance, real estate and private equity capital funds. Mr. Hensley is also the principal owner of two real estate and rental property development companies. Mr. Hensley was an audit partner with Ernst & Young from 2002 to 2003. Previously, he was with Arthur Andersen, where he served as an audit partner from 1990 to 2002 and was the managing partner of their Nashville office from 1997 to 2002. His significant experience includes mergers and acquisitions, identification of enterprise and healthcare industry risks, corporate governance and forensic investigations and disputes. Since 2006, Mr. Hensley has served as a senior advisor to the healthcare and transaction advisory services groups of Alvarez and Marsal, LLC ("A&M"). Mr. Hensley also serves on the board of directors for Diversicare Healthcare Services, Inc. and several privately held companies. Mr. Hensley previously served as a director of Capella Healthcare from 2008 to 2015, Greenway Medical Technologies from 2011 to 2013, HealthSpring, Inc. from 2006 to 2012 and Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010. Mr. Hensley earned a B.S. in accounting and a Master's of Accountancy from the University of Tennessee and is a Certified Public Accountant. Mr. Hensley's financial accounting, healthcare industry and transactional experience makes him a valuable resource to our Board of Directors.

Name	Age	Background, Qualifications and Skills
Lawrence Van Horn	53	Professor Van Horn has been an associate professor of Economics and Management and the Executive Director of Health Affairs at the Vanderbilt University Owen Graduate School of Management ("Owen") since 2006. Professor Van Horn is a leading expert and researcher on healthcare management and economics. His current research interests focus on the role of the consumer in health care markets and the measurement of healthcare outcomes and productivity. His research on healthcare organizations, managerial incentives in nonprofit hospitals and the conduct of managed care firms has appeared in leading publications, and media. Professor Van Horn consults for national consulting firms, providers, managed care organizations, and pharmaceutical firms as well as the federal government on topics of health policy. Professor Van Horn also holds faculty appointments in the Vanderbilt University School of Medicine and Law School. Prior to his tenure at Owen, from 1996 to 2006, Professor Van Horn served as an associate professor of economics and management at the William E. Simon Graduate School of Business at the University of Rochester where he was responsible for their graduate programs in health administration. Professor Van Horn previously served on the board of directors of Quorum Health Corporation until July 2020, and currently serves on the board of Harrow Inc. Professor Van Horn holds a Ph.D. from the University of Pennsylvania's Wharton School and a Master's in Business Administration, a Master's in Public Health and a B.A. from the University of Rochester. Professor Van Horn's extensive knowledge and research into healthcare industry economics and governance as well as his unique experience with healthcare decision makers and business executives nationwide regarding healthcare policy make him a valuable resource to our Board of Directors.

Name	Age	Background, Qualifications and Skills
Timothy Wallace	62	Mr. Wallace has served as our Chairman, Chief Executive Officer and President since the formation of our Company in March 2014. Prior to founding our Company, from 2003 to 2014, Mr. Wallace was co-founder, President and majority owner of Athena Funding Partners, LLC and related entities which were established in 2002 to provide financing solutions to the higher education industry for on-campus student housing facilities mostly in rural areas. From 1993 to 2002, Mr. Wallace was a co-founder and Executive Vice President of Healthcare Realty Trust (NYSE: HR) ("HR"). Between HR's initial public offering in 1993 and his departure from HR in 2002, Mr. Wallace was integral in helping to grow HR from $2,000 to over $2 billion in asset value. Mr. Wallace remained as a paid consultant to HR and was subject to a non-compete until 2008. Mr. Wallace was a senior manager at Ernst & Young from 1988 to 1993. Mr. Wallace began his career in 1980 with Arthur Andersen & Co. Mr. Wallace holds a Bachelor of Science in Business Administration and Masters in Business Administration, both from Western Kentucky University. Mr. Wallace was selected to serve as Chairman because of his past public company experience, his experience in real estate, including acquiring healthcare real estate, and his role as Chief Executive Officer and President of our Company.

        Each of the persons listed above has been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2022. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors.

Required Vote

        Directors are elected by the affirmative vote of a majority vote of all of the votes cast for the election of directors.

Our Board of Directors unanimously recommends a vote "FOR" the election of each of the five nominees for director to the Board of Directors.

CORPORATE GOVERNANCE

Board Leadership Structure

        Our Board of Directors currently consists of the following five directors: Alan Gardner, Claire Gulmi, Robert Hensley, Lawrence Van Horn and Timothy Wallace, each for a one-year term. Our Board has affirmatively determined that each of Alan Gardner, Claire Gulmi, Robert Hensley, and Lawrence Van Horn is an "independent director" as defined under the listing rules of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company's Corporate Governance Guidelines.

        The Board considered the relationships between our directors and the Company when determining each director's status as an "independent director" under the listing rules of the NYSE, Rule 10A-3 of the Exchange Act and the Company's Corporate Governance Guidelines, including the relationships listed below under "Certain Relationships and Related Party Transactions." The Board determined that these relationships did not affect any director's status as an "independent director." Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.

        Timothy Wallace, our President and Chief Executive Officer, serves as Chairman of the Board of the Company, while Alan Gardner serves as "Lead Independent Director" of our Board. The members of the Board who meet the definition of "independent director" under the listing rules of the NYSE select our lead independent director.

        Mr. Wallace serves as our Chairman because we believe this board structure results in a single voice speaking for the Company and presents a unified and clear chain of command to execute our strategic initiatives and business plans. Also, the Chairman of the Board is expected to manage the Board in performing its duties and lead Board discussion. As our President and Chief Executive Officer, Mr. Wallace is ideally positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks that we face. Thus, the individual with the most knowledge about us and our operations is responsible for leading the Board's discussions. The Board retains the authority to separate the positions of chairman and chief executive officer if it finds that the Board's responsibilities can be better fulfilled with a different structure.

        Mr. Gardner serves as our Lead Independent Director and provides an independent counterbalance to the Chairman, ensuring that all of our directors' concerns are addressed and otherwise facilitating robust discussions among the entire Board (which, as noted above, is comprised almost entirely of "independent directors"). In terms of Board leadership, we view the lead independent director as essentially a co-equal with the Chairman of the Board. Mr. Gardner has been a director since 2015 and was the second director to join the Board following Mr. Wallace, which we believe adds weight to his independent voice on the Board. Also, at each meeting of our Board, Mr. Gardner leads the Board in an executive session (that is, a meeting of only those directors who are "independent directors" under the listing rules of the NYSE) to discuss matters outside the presence of the Chairman and management. Our lead independent director is selected on an annual basis by a majority of the independent directors then serving on our Board of Directors.

        Our Lead Independent Director Charter sets forth a complete description of the lead independent director's responsibilities. In general, the lead independent director is responsible for:

  •
  serving as liaison between the Chairman and our other independent directors;

  •
  calling and presiding at executive sessions of the independent directors;

  •
  serving as the focal point of communication to the Board of Directors regarding management plans and initiatives;

  •
  ensuring that the management adheres to the Board of Directors' oversight role over management operations;

  •
  providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group; and

  •
  serving as the communication conduit for third parties who wish to communicate with our Board of Directors.

        In addition to these specific duties, we expect the lead independent director to familiarize himself with the Company and the real estate investment trust and healthcare industries in general. He also is expected to keep abreast of developments in the principles of sound corporate governance.

The Board's Role in Risk Oversight

        One of the key functions of our Board of Directors is to provide oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees—the Audit Committee, the Compensation Committee, and the Corporate Governance Committee—each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and has oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

        Each committee meets regularly with management to assist it in identifying all of the risks within such committee's areas of responsibility and in monitoring and, where necessary, taking appropriate action to mitigate the applicable risks. At each Board meeting, the committee chairman of each committee that met prior to such Board meeting provides a report to the full Board on issues related to such committee's risk oversight duties, as applicable. To the extent that any risks reported to the full Board need to be discussed outside the presence of management, the Board meets in executive session to discuss these issues.

        We believe the Board's approach to fulfilling its risk oversight responsibilities complements its leadership structure. In his capacity as Chairman of the Board, Mr. Wallace reviews whether Board committees are addressing their risk oversight duties in a comprehensive and timely manner. Since he is also our Chief Executive Officer, Mr. Wallace is able to assist these committees in fulfilling their duties by (1) requiring that our management team provide these committees with all requested reports and other information as well as with access to our employees and (2) implementing recommendations of the various Board committees to mitigate risk. At the same time, Mr. Gardner, as our lead independent director, is able to lead an independent review of the risk assessments developed by management and reported to the committees.

        Our Board held five meetings during 2020. In 2020, our directors attended all of our Board meetings and at least 75% of the meetings of the committees on which they served. The members who are "independent directors" met in executive session four times during 2020.

        We do not have a policy requiring director attendance at our annual stockholder meeting. Mr. Wallace was the only director of the Company to attend our 2020 annual stockholder meeting.

Committees of the Board of Directors

        Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The principal functions of each committee are described below. We currently comply, and we intend to continue to comply, with the listing requirements and other rules and regulations of the NYSE and each of these committees are comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our Company.

Audit Committee

        Our Audit Committee consists of Mr. Gardner, Ms. Gulmi, and Mr. Hensley, all of whom are independent directors, with Mr. Hensley serving as the chairman. Ms. Gulmi and Mr. Hensley each qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is "financially literate" as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including oversight related to:

  •
  our accounting and financial reporting processes;

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  the integrity of our consolidated financial statements and financial reporting process;

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  our system of disclosure controls and procedures and internal control over financial reporting;

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  our compliance with financial, legal and regulatory requirements;

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  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

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  reviewing the adequacy of our Audit Committee Charter on an annual basis;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

        The Audit Committee met five times in 2020. A copy of the charter of our Audit Committee is available on the investor relations webpage of our website, http://investors.chct.reit.

Compensation Committee

        Our Compensation Committee consists of Mr. Gardner, Ms. Gulmi, and Mr. Van Horn, all of whom are "independent directors" as defined in NYSE Rule 303A.02, with Ms. Gulmi serving as chairperson. Further, each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. We have adopted a Compensation Committee Charter, which details the principal functions of the Compensation Committee, including:

  •
  reviewing and recommending to our Board of Directors on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

  •
  reviewing and recommending to our Board of Directors the compensation, if any, of all of our other executive officers;

  •
  evaluating our executive compensation policies and plans;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  administering our incentive plans;

  •
  reviewing and recommending to our Board of Directors policies with respect to incentive compensation and equity compensation arrangements;

  •
  reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

  •
  evaluating and overseeing risks associated with compensation policies and practices;

  •
  reviewing and recommending to our Board of Directors the terms of any employment agreements, severance arrangements change in control protections and any other compensatory arrangements for our executive officers;

  •
  reviewing the adequacy of its Compensation Committee Charter on an annual basis;

  •
  producing a report on executive compensation to be included in our annual proxy statement as required; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        The Compensation Committee met four times in 2020. A copy of the charter of our Compensation Committee is available on the investor relations webpage of our website, http://investors.chct.reit.

Corporate Governance Committee

        Our Corporate Governance Committee consists of Messrs. Van Horn, Hensley and Gardner, all of whom are "independent directors" as defined in NYSE Rule 303A.02, with Mr. Van Horn serving as chairman. We have adopted a Corporate Governance Committee charter, which details the principal functions of the Corporate Governance Committee, including:

  •
  identifying, evaluating and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

  •
  developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

  •
  evaluating and recommending to the Board of Directors nominees for each committee of the Board of Directors;

  •
  annually facilitating the assessment of the Board of Directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards;

  •
  considering nominations by stockholders of candidates for election to our Board of Directors;

  •
  considering and assessing the independence of members of our Board of Directors;

  •
  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board of Directors any changes to such principles;

  •
  periodically reviewing our policy statements; and

  •
  reviewing, at least annually, the adequacy of its Corporate Governance Committee Charter.

        When evaluating director candidates, the Corporate Governance Committee's objective is to craft a Board composed of individuals with a broad and diverse mix of backgrounds and experiences and possessing, as a whole, all of the skills and expertise necessary to guide a company like us in the prevailing business environment. The Corporate Governance Committee uses the same criteria to assess all candidates for director, regardless of who proposed the candidate. The Corporate Governance Committee considers whether the candidate possesses the following qualifications and qualities:

  •
  independence for purposes of the NYSE rules and SEC rules and regulations, and a record of honest and ethical conduct and personal integrity;

  •
  experience in the healthcare, real estate and/or public real estate investment trust industry or in finance, accounting, legal or other professional disciplines;

  •
  ability to represent the interests of all of our stockholders; and

  •
  ability to devote time to the Board of Directors and to enhance their knowledge of our industry.

        The Corporate Governance Committee met two times in 2020. A copy of the charter of the Corporate Governance Committee is available on the investor relations webpage of our website, http://investors.chct.reit. Our Corporate Governance Guidelines and Code of Ethics and Business Conduct are also available on the investor relations webpage of our website, http://investors.chct.reit. If we make any substantive amendment to the Code of Ethics and Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics and Business Conduct to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K filed with the SEC. Since the Company's inception, there have been no such amendments or waivers. Further, in 2020 and going forward, the Corporate Governance Committee has proposed, and the Board has adopted, a requirement that the approval of our majority of stockholders is required in order for the Company to materially modify our capital structure.

        The current members of the Board propose nominees for election to the Board. In addition, the Corporate Governance Committee will also consider candidates that stockholders and others recommend. Stockholder recommendations should be addressed to: David H. Dupuy, Corporate Secretary, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. Your recommendations must be submitted to us no earlier than October 25, 2021, nor later than 5:00 p.m., Eastern Time, on November 24, 2021, for consideration as a possible nominee for election to the Board at our 2022 annual meeting.

        On November 2, 2020, the Board adopted certain amendments to the Company's Bylaws which altered the procedures by which a stockholder may nominate persons to the Board of Directors. The Board adopted an amendment to Article II, Section 16 of its Bylaws to allow proxy access for director nominations for a stockholder, or a group of no more than twenty stockholders, that holds at least 3% of the Company's stock, and have held such stock for at least three years.

        The Board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate stockholder and other interested party communications with the Board. Stockholders and other interested parties can send communications to the Board by contacting David H. Dupuy, our Corporate Secretary, in one of the following ways:

  •
  By writing to Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067, Attention: Corporate Secretary;

  •
  By e-mail to investorrelations@chct.reit; or

  •
  By phone at 615-771-3052.

        If you request information or ask questions that can be more efficiently addressed by management, Mr. Dupuy will respond to your questions instead of the Board. He will forward to the Audit Committee any communication concerning employee fraud or accounting matters and will forward to the full Board any communication relating to corporate governance or those requiring action by the Board of Directors. A stockholder or interested party may communicate directly with Mr. Gardner, the lead independent director, by sending a confidential letter addressed to his attention at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067.

Director Compensation

        The Compensation Committee recommends the compensation for our non-employee directors; our full Board approves or modifies the recommendation. Any modifications are implemented after the annual meeting. Directors who are also employees, currently only Mr. Wallace, receive no additional compensation for their service as a director, but are reimbursed for any direct board related expenses. Annual compensation of non-employee directors may be a combination of cash and restricted stock at levels set by the Compensation Committee.

        The Compensation Committee retained FPL Advisory Group ("FPL") as its independent compensation consultant in 2020 to advise it regarding market trends and practices in director compensation and with respect to specific compensation decisions. The Company last met with a consultant in 2017 and expects to meet every three years with a compensation consultant to discuss director compensation trends. The consultant may also attend Compensation Committee meetings periodically. FPL provided a report to the Compensation Committee in 2020 and discussed the report with the chair of the committee. FPL received a fee of $17,500 for its compensaton consulting services provided to the Compensation Committee in 2020 with respect to director compensation.

Cash compensation

        Each non-employee director receives an annual retainer, and chairpersons of our board committees and the lead independent director receives additional annual retainers. The annual retainers are payable after each annual meeting of our stockholders. Director compensation may be adjusted by the Compensation Committee based on an evaluation of director compensation at peer companies. In February 2021, the Compensation Committee approved an increase in the annual cash retainer from $40,000 to $50,000 per year, beginning with the retainer earned at the 2021 annual meeting. Additionally, the chairs of the Audit Committee, the Compensation Committee and the Corporate Governance Committee and the lead independent director receive additional annual retainers. In February 2021, the Compensation Committee approved an increase in the annual cash retainer of the Audit Committee Chair from $15,000 to $20,000, increases in the annual cash retainers of each of the Compensation Committee Chair and Corporate Governance Committee Chair from $10,000 to $17,500, and an increase in the lead independent director annual cash retainer from $17,500 to $25,000.

        Each year, non-employee directors may elect to acquire shares of restricted stock with all or a portion of each of their retainers. These shares are issued 10 business days following the date of our annual meeting of stockholders. The number of shares of restricted stock to be acquired is determined by dividing the total amount of annual retainer the director elected to use to acquire shares by the average price of shares of common stock for the immediately preceding 10 trading days. Pursuant to the Company's Amended and Restated Alignment of Interest Program (the "Amended and Restated Alignment of Interest Program"), each director who makes an election to acquire shares of restricted stock with all or a portion of their retainers will be awarded additional shares, at no additional cost to the director, according to the following multiples:

Duration of Restriction Period	Restriction Multiple
1 year	0.2x
2 years	0.4x
3 years	0.6x

        Accordingly, for example, if a non-employee director elects to acquire shares of restricted stock in lieu of cash compensation that is equivalent in value to 1,000 shares of common stock and the director elected a three-year restriction period for such restricted stock, the non-employee director would receive the 1,000 shares of restricted stock plus an award of 600 shares of restricted common stock for electing to subject his or her restricted stock to a three-year restriction period, resulting in a total receipt of 1,600 shares of restricted stock, all of which would be subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest.

        The restriction period subjects the shares purchased by the director and the additional shares awarded by the Company to the risk of forfeiture in the event that a director voluntarily resigns or is removed by the stockholders prior to the vesting of these shares. All unvested shares will be forfeited if such non-employee director voluntarily resigns or is removed by the stockholders for any reason prior to vesting. During the restriction periods described above, the restricted shares may not be sold, assigned, pledged, or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, non-employee directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

Stock Awards

        Each non-employee director is also awarded an annual grant of shares of restricted stock. Our goal is to have a minimum of 60% to 75% of the aggregate total compensation for our non-employee directors paid in the form of restricted stock having a restriction period of up to three years. Directors are not entitled to receive additional shares through a restriction multiple for these awards.

        In February 2021, the Compensation Committee approved an increase in the annual equity award, whereby, beginning with the 2021 annual meeting, each non-employee director will receive an annual equity award of restricted stock with an aggregate market value of $100,000 at the conclusion of each annual stockholders' meeting, an increase from $75,000 in 2020. These shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest. During the restriction period described above, the restricted shares may not be sold, assigned, pledged, or otherwise transferred. Additionally, such non-employee director must forfeit such equity award if the non-employee director voluntarily resigns or is removed for any reason during the three-year restriction period. Subject to the risk of forfeiture and transfer restrictions, non-employee directors have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

2020 Director Compensation

        The following table sets forth compensation paid during 2020 to each of our non-employee directors:

	Fees Earned or Paid
Name(1)	Fees Paid in Cash	Fees Paid in Stock(2)	Stock Awards(3)	All Other Compensation	Total
Alan Gardner	$—	$57,500	$114,208	$—	$171,708
Claire Gulmi	$—	$50,000	$109,078	$—	$159,078
Robert Hensley	$15,000	$40,000	$102,264	$—	$157,264
Lawrence Van Horn	$—	$50,000	$109,078	$—	$159,078

(1)
Mr. Wallace is our other director and is also a full-time employee whose compensation is discussed below under the section titled "Executive Officers" and "Summary Compensation Table." Mr. Wallace receives no additional compensation for his service as a director.

(2)
This column represents non-employee director annual retainer and additional annual retainer amounts, approximately 93% of which was paid in shares of our restricted common stock in lieu of cash. All of the shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to the director's continuing service as a director of the Company.

(3)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock to the non-employee directors under the 2014 Incentive Plan, or the 2020 Director Awards. The dollar value of the 2020 Director Awards was based upon the grant date price of our common stock, which was $36.13 on May 7, 2020. This column also includes the amount of the grant date value of the shares received in accordance with restriction multiples with respect to the deferral of director retainer amounts based on the price of our common stock of $37.70 on the determination date, May 21, 2020. All of the shares are subject to a three-year cliff vesting schedule whereby no shares vest until the third anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to the director's continuing service as a director of the Company.

        We also reimburse our directors for expenses they incur in connection with their service on our Board, such as director education, travel and lodging expenses.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the material elements of the Company's named executive officer compensation program and analyzes the compensation decisions made for our executive officers included in the Summary Compensation Table beginning on page 34 (the "named executive officers").

2020 Named Executive Officers

        Our named executive officers for 2020 were:

    Timothy Wallace—Chief Executive Officer and President

    David Dupuy—Chief Financial Officer and Executive Vice President

    Page Barnes—Chief Operating Officer and Executive Vice President

    Leigh Ann Stach—Chief Accounting Officer and Executive Vice President

        Because only four individuals served as our executive officers at any time during 2020, we have only four named executive officers for 2020. Mr. Barnes resigned as an executive officer on December 31, 2020 and transitioned to a part-time role, assisting with tenant relations and business development matters.

2020 Highlights

Despite the challenges associated with the COVID-19 pandemic, we believe that 2020 was a successful year for the Company. Our named executive officers continued to execute our business plan during 2020 and built upon our operating and financial performance results achieved since we became a publicly traded company after our initial public offering in May 2015.

        Our operating and financial performance highlights in 2020 included:

  •
  Achieving net income of $0.80 per diluted share, FFO of $2.03 per diluted share and AFFO of $2.10 per diluted share, compared to net income of $0.37 per diluted share, FFO of $1.67 per diluted share and AFFO of $1.77 per diluted share in 2019;

  •
  Acquiring twenty-three (23) real estate properties and 2 land parcels for an aggregate purchase price of approximately $127.2 million with estimated yields ranging from 9.05% to 11.00%. These properties were approximately 99.5% leased with lease expirations through 2039;

  •
  Raising gross proceeds of $98.0 million under our at-the-market offering program;

  •
  Maintaining low leverage levels with a debt-to-total capitalization ratio (debt plus stockholders' equity plus accumulated depreciation) of approximately 28.5%; and

  •
  Generating a year-over-year total stockholder return of approximately 14% (versus an approximately negative 5% for the NAREIT All Equity REIT Index) for the year ended December 31, 2020.

        Reconciliations of FFO and AFFO are provided in Appendix A beginning on page 48 of this Proxy Statement.

Comprehensive Compensation Policy

        We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers to contribute to our success.

        All of our executive officers are eligible to receive performance-based compensation under the 2014 Incentive Plan as amended by Amendment No. 1 to the 2014 Incentive Plan, Amendment No. 2 to the 2014 Incentive Plan, and Amendment No. 3 to the 2014 Incentive Plan (as so amended, our 2014 Incentive Plan).

        We use a combination of allowing the acquisition of shares of restricted stock in connection with grants of restricted stock as the primary means of delivering long-term compensation to our executive officers. Shares of restricted stock are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock with long vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends.

        The executive officers personally benefit from these efforts through their restricted stock, which pay dividends at the same rate as unrestricted stock and increase in value as the value of unrestricted stock increases. However, the Company's executive officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary to receive the restricted stock; and the second time by continued service and increasing share value through the at-risk vesting period.

        Substantially all of our executive officers' compensation is tied to the value of our common stock since the officers have elected to receive restricted stock in lieu of cash compensation. Therefore, if we have superior long-term operating performance, our executive officers, through their restricted stock, will eventually receive more value, due to increases in the price of our common stock, than if they had been paid in cash. Conversely, if we have inferior long-term operating performance, our executive officers through their restricted stock will eventually receive less value, due to decreases in the price of our common stock, than if they had been paid in cash.

        Our Compensation Committee determines the restrictions for each award granted pursuant to the 2014 Incentive Plan. Restrictions on the restricted stock may include time-based restrictions, the achievement of specific performance goals, or the occurrence of a specific event. Vesting of restricted stock will generally be subject to cliff vesting periods ranging from three to eight years and will be conditioned upon the participant's continued employment, among other restrictions that may apply.

        If the performance goals are not achieved or the time-based restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her unvested restricted stock.

Compensation Methodology

Compensation Committee's Governance

        The Board established the Compensation Committee to carry out the Board's responsibilities to administer our compensation programs. The Compensation Committee has the final decision-making authority for the compensation of our executive officers. The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board. The charter is available in the investor relations section of our website (http://investors.chct.reit).

        Our Compensation Committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees.

        The Compensation Committee may retain any independent counsel, experts or advisors that it believes to be desirable and appropriate. The Compensation Committee may also use the services of the Company's regular legal counsel or other advisors to the Company. The Compensation Committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time. On at least an annual basis, the Compensation Committee evaluates whether any work by any compensation consultant to it raised any conflict of interest.

        The Compensation Committee retained FPL Associates ("FPL") as its independent compensation consultant in 2020 to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee expects to meet at least annually with a compensation consultant to discuss executive compensation trends. The consultant may also attend Compensation Committee meetings periodically. FPL met with the chair of the Compensation Committee in 2020, during and in which it provided a review of recent trends and developments in executive compensation practices within the Company's industry and in general. FPL received a fee of $50,000 for its compensation consulting services provided to the Compensation Committee in 2020 with respect to annual and long-term executive compensation and director compensation.

        Our Chief Executive Officer may attend Compensation Committee meetings (except for executive sessions where his compensation is discussed) as requested by the Compensation Committee. No executive officer is in attendance when his or her compensation is considered. Our Chief Executive Officer may provide recommendations with respect to compensation for the executive officers other than himself. The Compensation Committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.

Compensation Risk Assessment

        The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the named executive officers:

  •
  The use of restricted stock, with long vesting periods during which the stock cannot be sold, margined, pledged or otherwise hypothecated, provides an incentive to the named executive officers to make decisions that contribute to long-term growth of the Company, the stability of Net Operating Income ("NOI"), and the delivery of dividends to stockholders.

  •
  The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable within the peer group.

  •
  The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company's compensation plans and policies.

Peer Group

        For 2020, the Compensation Committee, based on FPL's recommendation, used the companies listed below as the peer group against which to measure the Company's relative one-year and three-year Total Shareholder Return ("TSR") performance. The peer group is selected each year in accordance with the Amended and Restated Executive Officer Incentive Program. The Amended and Restated Executive Officer Incentive Program provides a mechanism for determining the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to market capitalization and appropriate pay levels. In determining our peer group, all publicly-traded equity REITs are sorted by market capitalization. Additional criteria used can include industry segment, asset base, externally/internally managed and years of operating history. The Compensation Committee, based on FPL's recommendations, makes discretionary adjustments to include or exclude companies in the peer group to capture the Company's closest competitors and to adjust for events such as mergers that might occur during the period. The following companies comprised the peer group for 2020:

Physicians Realty Trust	One Liberty Properties, Inc.
National Health Investors, Inc.	CatchMark Timber Trust, Inc.
LTC Properties, Inc.	New Senior Investment Group, Inc.
CareTrust REIT, Inc.	Sotherly Hotels, Inc.
Easterly Government Properties, Inc.	Clipper Realty, Inc.
City Office REIT, Inc.	Plymouth Industrial REIT, Inc.

        The Compensation Committee determines the peer group each year and compares the compensation of the peer group for the year preceding the applicable year.

Material Components of Compensation

Elements of Pay

        In 2020, the Company's compensation program for its named executive officers consisted of the following key elements:

  •
  Annual base salaries;

  •
  Elective acquisition of restricted shares with corresponding restricted share grants, allowing named executive officers to increase their ownership portion in the Company;

  •
  Annual performance-based awards of cash, restricted stock, or a combination of both;

  •
  Long-term equity incentive awards of restricted stock; and

  •
  Perquisites and retirement benefits.

Annual Base Salary

        Each of our named executive officers has an employment agreement that establishes his or her base salary. Adjustments to base salary are determined by the Compensation Committee and are based upon a review of a variety of factors, including:

  •
  individual and Company performance, measured against quantitative and qualitative goals, such as growth, asset quality and other matters;

  •
  duties and responsibilities, as well as the named executive officer's experience;

  •
  the types and amount of each element of compensation to be paid to the named executive officer; and

  •
  salary levels of persons holding similar positions at companies included in our peer group.

        The base salary of the Company's named executive officers for 2021 and 2020, before any elective deferral of cash for restricted stock, is as follows:

Named Executive Officer	2021 Base Salary	2020 Base Salary
Timothy G. Wallace	$750,000	$645,000
Chief Executive Officer and President
David H. Dupuy	$460,000	$392,000
Executive Vice President and Chief Financial Officer
W. Page Barnes	n/a(1)	$370,400
Executive Vice President and Chief Operating Officer
Leigh Ann Stach	$387,600	$326,800
Executive Vice President and Chief Accounting Officer

(1)
Mr. Barnes resigned as an executive officer on December 31, 2020, and he transitioned to a part-time role, assisting with tenant relations and business development matters. In connection with this transition, we anticipate that Mr. Barnes will not be a named executive officer in 2021 and, thus, we are not disclosing his 2021 base salary.

        Pursuant to the Amended and Restated Alignment of Interest Program described below, executive officers may elect to utilize any cash compensation they receive to acquire shares of restricted stock. In the event that an executive officer elects to acquire shares of restricted stock, rather than cash compensation, the officer will be awarded shares of restricted stock pursuant to the Amended and Restated Alignment of Interest Program, subject to a three-, five-, or eight- year cliff-vesting schedule, depending on the officer's election. Each executive officer who makes this election will be awarded the additional restricted common stock award, subject to the restrictions, at no additional cost to the officer, according to the multiple-based formula set forth on page 22 of this proxy statement.

2014 Incentive Plan

        Awards may be made in the form of restricted stock or cash under our 2014 Incentive Plan. The purposes of the 2014 Incentive Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend; to motivate the participants to achieve long-term Company goals; and to more closely align the participants' interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance.

        Our executive officers, non-executive officers, employees, consultants and non-employee directors may be eligible to participate in the 2014 Incentive Plan as determined by the Compensation Committee. As of March 5, 2021, the number of shares of our common stock available for issuance under the 2014 Incentive Plan is 719,387.

        The 2014 Incentive Plan is administered by our Compensation Committee, which interprets the 2014 Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the amount of cash or number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards. However, during a calendar year, no participant may receive awards intended to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which exceed 150,000 shares of common stock.

        Unless the 2014 Incentive Plan is terminated earlier by our Board of Directors, the 2014 Incentive Plan will automatically terminate on March 31, 2024. Awards granted before the termination of the 2014 Incentive Plan may extend beyond that date in accordance with their terms.

        The two distinct programs applicable to executive officers under the 2014 Incentive Plan are the Amended and Restated Alignment of Interest Program and the Second Amended and Restated Executive Officer Incentive Program. In addition, we believe it is in the best interests of our stockholders to encourage all executive officers to increase their equity position in the Company to promote share ownership and further align employee and stockholder interests and have therefore adopted stock ownership guidelines with respect to our executive officers and directors.

Amended and Restated Alignment of Interest Program

        The Company's Amended and Restated Alignment of Interest Program, under the 2014 Incentive Plan, is designed to provide the Company's executive officers with an incentive to remain with the Company and to incentivize long-term growth and profitability. The original Alignment of Interest Program was amended in November 2016 by the Company's Board of Directors to, among other items, reserve 500,000 shares of the Company's common stock to be acquired by employees and directors pursuant to elections to acquire restricted stock with their compensation.

        Pursuant to the Amended and Restated Alignment of Interest Program, executive officers may elect to acquire restricted stock in lieu of up to 100% of any compensation otherwise payable in cash under their employment agreements. The executive officer must elect his or her participation level and the applicable vesting period for the upcoming year no later than December 31 of the then-current year. The number of shares of restricted stock to be acquired will be determined as of January 15 of the year following the election or, if such date is not a trading day, on the trading day immediately before January 15 by dividing the total of the named executive officer's elected deferred salary, cash bonus or other compensation by the average price of our common stock for the 10 trading days immediately preceding the determination date. If the dollar amount of any reduced salary, cash bonus or other compensation has not been determined by January 15, then the determination date will be the 10th business day following the date on which the amount of such cash compensation is fixed and determined. Payments of restricted stock in lieu of compensation otherwise payable in cash will be made immediately thereafter.

        To the extent an executive officer elects to acquire stock in lieu of cash compensation, the executive officer is entitled to receive an award of restricted stock pursuant to the Amended and Restated Alignment of Interest Program, subject to a three, five or eight-year cliff vesting schedule, depending on each executive officer's election. Each executive officer who makes this election is awarded the stock award at no cost to the executive officer, according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	0.3x
5 years	0.5x
8 years	1.0x

        Accordingly, for example, if an executive officer elects to acquire shares of restricted stock in lieu of cash compensation that is equivalent in value to 1,000 shares of common stock and the executive officer elected an eight-year restriction period for such restricted stock, the executive officer would receive the 1,000 shares of restricted stock plus an award of 1,000 shares of restricted stock for electing to subject his or her restricted stock to an eight-year restriction period, resulting in a total receipt of 2,000 shares of restricted stock, all of which would be subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest.

        The restriction period subjects the shares acquired by the executive officer and the additional shares awarded by the Company to the risk of forfeiture in the event that the executive officer voluntarily terminates employment or is terminated for cause from employment with the Company, as those terms are described below, prior to the vesting of the shares. All unvested shares will be forfeited if such executive officer voluntarily terminates employment or is terminated for cause prior to vesting. During the restriction periods described above, the restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, executive officers have all rights as stockholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.

        All executive officers have elected to take 100% of their base salary and acquire shares of restricted stock since the Company's initial public offering, or since joining the Company as an executive officer.

Second Amended and Restated Executive Officer Incentive Program

        We also have a Second Amended and Restated Executive Officer Incentive Program under the 2014 Incentive Plan pursuant to which our executive officers may earn performance-based awards in the form of cash and/or restricted stock. Any awards under the Second Amended and Restated Executive Officer Incentive Program and its interpretation and operation are subject to the discretion of the Compensation Committee.

        The Second Amended and Restated Executive Officer Incentive Program is designed to directly link compensation to performance. The Company believes that the combination of operating metrics and shareholder returns provides the best incentive structure for the growth of long-term shareholder value.

        Through the Second Amended and Restated Executive Officer Incentive Program, our named executive officers are rewarded for attaining targeted individual performance, targeted company performance and relative TSR performance. For 2020, over 80% of the aggregate total compensation for our named executive officers was paid in the form of performance-based compensation, all of which was in restricted stock with cliff vesting periods of eight years.

        The Compensation Committee believes that this further demonstrates alignment of the interests of our named executive officers with that of the Company's shareholders.

2020 Annual Incentive Rewards

        The Compensation Committee takes the named executive officer's base salary levels into account when it establishes each executive's potential incentive award, with the intent that each executive's targeted annual cash or stock opportunity is competitive, and that each executive has a meaningful upside annual cash or stock compensation opportunity for performance excellence. We believe this compensation philosophy is consistent with our pay-for-performance culture and our compensation objective of linking pay to performance.

Individual Performance Awards

        The Compensation Committee grants awards of cash, stock, or a combination of both under the 2014 Incentive Plan based on each executive officer's individual performance, and may determine all terms of the award, including to whom, and the time or times at which, individual performance awards may be granted, the number of shares, units or other rights subject to each individual performance award, the exercise, base or purchase price of such individual performance award (if any), the time or times at which such individual performance award will become vested, exercisable or payable, the performance criteria, goals and other conditions of the individual performance award, and the duration of the individual performance award. Key metrics used to measure individual performance include:

  •
  Business development activity—this includes the acquisition of new properties, development of relations with potential tenants and development of relationships with providers who may become recurring clients of the Company;

  •
  Leasing activity—this includes working with tenants as existing leases are set to expire; working with tenants as they need additional space or have other needs; working with tenants on the collection of receivables; working with potential tenants and brokers to fill vacancies as they arise; and working to increase overall portfolio rental rates and weighted average remaining lease term;

  •
  Employee satisfaction and turnover—this includes reviewing employee, compensation levels, bonus potentials, and benefits; providing an environment where employees can obtain their desired work/life balance; and reducing overall employee turnover;

  •
  Timely and accurate financial statement preparation and filing—this includes the timely preparation of the Company's quarterly filings, on Form 10-Q, and annual filings, on Form 10-K; timely preparation and filing of other SEC forms including Forms 8-K, Form-4, etc.; and providing the documentation, processes and controls to insure there are no significant deficiencies or material weaknesses in the Company's Internal Control over Financial Reporting;

  •
  Investor relations activities—this includes maintaining relationships with current and potential investors; participating in conferences and non-deal road shows; and reviewing and updating the Company's website, investor presentation, supplemental data report and other investor information;

  •
  Capital markets activities—this includes maintaining relationships with investment and commercial banks and managing the Company's credit facilities and equity raising activities through the Company's "At-The-Market Offering Program" and other capital raising alternatives; and

  •
  Environmental, Social and Governance (ESG) policy management—this includes reviewing the Company's existing ESG policies, comparing those policies to peers and guidelines to determine where the Company can improve, implementing policies to increase the Company's overall attainment of ESG goals and publication of the results of the ESG policies and goal attainment.

        In 2020, the Compensation Committee approved the payment of cash individual performance awards to the Company's executive officers in the aggregate of approximately $694,000. The executive officers each elected to acquire restricted shares of common stock in lieu of the cash bonuses, which based on their elections are subject to an eight-year cliff vesting schedule. Based on the eight-year restriction period elected, the executive officers acquired an aggregate of 14,437 shares of restricted stock in lieu of their cash bonuses and were granted 14,436 additional shares based on the restriction period elected.

        All executive officers have elected to take 100% of their bonuses and acquire shares of restricted stock since the Company's initial public offering, or since joining the Company as an executive officer.

Company Performance Awards

        Company Performance Awards ("CPA") may be issued under the 2014 Incentive Plan based on Company performance targets. The Compensation Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to AFFO, payout percentages, etc. The measurement period is four consecutive quarters ending on June 30 of each year or such date as the Compensation Committee may determine.

        Participants have the opportunity to earn Company Performance Awards each year. The Company will generally target a maximum of three performance metrics during any given measurement period and a maximum combined award for all such metrics of up to 75% of such participant's base salary.

        Consistent with prior years, the metrics used by the Compensation Committee to determine the CPA for 2020 were as follows:

  •
  The actual AFFO for the trailing four quarters ended June 30, 2020 which was $1.96 per share. This was a 20.0% increase over the $1.63 AFFO for the trailing four quarters ended June 30, 2019.

  •
  The Amended and Restated Executive Officer Incentive Program targets an annual dividend increase of $0.05 cents per share, which is approximately $0.01 per share more than the actual increases have been. The Compensation Committee believes this fixed targeted increase presents an aggressive target and removes any potential to manipulate the actual dividend to benefit executive officer compensation.

  •
  The targeted dividend per share for 2020 was $1.70 per share. The actual AFFO of $1.96 per share provided an 87% dividend payout coverage for the $1.70 targeted dividend. This was the equivalent of an 86% payout ratio for the actual dividends of $1.675 per share.

  •
  The Amended and Restated Executive Officer Incentive Program provides for payment of a range from 0.00% to 150.00% of executive salary based on decreasing calculated targeted dividend payout ratios moving from 95.0% to 80.0%. The coverage ratio of 87% resulted in a CPA award percentage of 90%. Since the CPA targets 50% of each executive officer's base pay, the CPA resulted in a 45% of base salary bonus payment.

        The Compensation Committee believes the CPA measures three critical components of Company performance:

  •
  First, it measures actual AFFO for the trailing four quarters. Actual AFFO is an important measure of the ongoing growth and operating performance of the Company.

  •
  Second, the CPA targets an increasing targeted dividend. The Compensation Committee believes that an increasing dividend is an important attribute of the Company's stock for its investors. This is a critical concept because the Amended and Restated Executive Officer Incentive Program requires the ability for dividend growth every year which cannot be modified without Compensation Committee approval.

  •
  Third, the CPA measures dividend payout coverage of the Target Dividend and will only pay a bonus when that coverage is at or below 95%. As the dividend coverage increases and the payout ratio goes down, the bonus potential goes up.

        As a result of these rigorous performance requirements, 2020 is the first year management met the required thresholds for a CPA bonus.

        In 2020, the Compensation Committee approved the payment of cash CPA to the Company's executive officers in the aggregate of approximately $780,000. The executive officers each elected to acquire restricted shares of common stock in lieu of the cash bonuses, which based on their elections are subject to an eight-year cliff vesting schedule. Based on the eight-year restriction period elected, the executive officers acquired an aggregate of 16,242 shares of restricted stock in lieu of their cash bonuses and were granted 16,241 additional shares based on the restriction period elected.

        All executive officers have elected to take 100% of their bonuses and acquire shares of restricted stock since the Company's initial public offering, or since joining the Company as an executive officer.

2020 Long Term Equity Incentive Awards

Total Shareholder Return Awards

        Total Shareholder Return Awards ("TSRA") are designed to be long term incentive awards based on the Company's total shareholder return, as measured against the Peer Group. The criteria for awarding TSRAs are the Company's relative total shareholder return performance measured as a percentile, as compared to the total shareholder returns of the companies in the Peer Group. The current measurement period is four and twelve consecutive quarters ending June 30 of each year.

        The Compensation Committee generally targets a maximum TSRA for each executive officer of up to 200% of such executive officer's base salary. Executive officers have historically had the opportunity to earn TSRAs each year based on 1-year total shareholder return and 3-year total shareholder return. Effective for 2021 and future years, 3-year and 5-year shareholder return metrics will be used.

        TSRAs are in the form of restricted stock with an eight-year cliff vesting period and are not available for the Amended and Restated Alignment of Interest Program. The TSRA percentages range from 0% up to 100% of base salary depending on the relative total shareholder return versus the members of the Peer Group. The number of shares are determined as of June 30th by dividing the total of the executive officer's TSRA by the average closing price of the common stock for the 10 trading days immediately preceding June 30.

        In 2020, the Company ranked second in the 1-year total shareholder return, which placed it in the greater than 75% range, and first in the 3-year total shareholder return, which placed it in the 100% range, versus the members of the Peer Group.

	2020 Total Shareholder Return
Level	1-Year TSR	3-Year TSR	Total
>25%
>50%
>75%	☒		75%
=100%		☒	100%

			175%

        The following table illustrates the value of the TSR equity incentive awards granted to each named executive officer for 2020.

Executive Officer	Performance Metric	Base Salary	Long Term Incentive Award
Timothy Wallace	175%	$645,000	$1,128,750
Page Barnes	175%	$370,400	$648,200
David Dupuy	175%	$392,000	$686,000
Leigh Ann Stach	175%	$326,800	$571,900

        The Company granted TSRAs in the form of restricted stock under the Amended and Restated Executive Officer Incentive Program to our executive officers in 2020 in the aggregate of 72,082 shares of common stock which will cliff vest in eight years.

        Effective for 2021 and future years, the Compensation Committee approved the Second Amended and Restated Executive Officer Incentive Program which modified the TSRA to 3-year and 5-year total shareholder return metrics. This change recognizes the Company's more than 5 years of operating history, and the goal to incent continued long-term performance in alignment with our stockholders.

Perquisites

        The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company's compensation program for all employees. The Company believes that such perquisites help the Company to retain its personnel. In 2020, these perquisites included matching contributions in each participating executive's 401(k) and a contribution for each participating executive's health savings account (HSA), calculated in the same manner as for all employees. In 2019, we also provided moving and relocation expenses for Mr. Dupuy.

Retirement Benefits

        All named executive officers are eligible to participate in the Company's 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($19,500 for 2020). All eligible participants over the age of 50 may also contribute an additional $6,500 per year to the plan in the form of catch-up contributions. The Company provides a matching contribution of up to an annual maximum of three and one-half percent for the first six percent of base salary contributed to the plan by the employee.

Compensation Governance Practices

Anti-Hedging, Margin or Hypothecation Policy

        The Company prohibits the hedging, margining or hypothecation of Company securities by its executive officers and directors. None of the executive officers or directors have entered into any arrangements to hedge, margin or hypothecate the Company's securities. In addition, restricted stock may not be sold, assigned, pledged or otherwise transferred.

At Risk Compensation

        Since the Company's initial public offering or joining the Company, as applicable, all named executive officers have elected to take 100% of their compensation in restricted stock of the Company that cliff-vests in 8-years. Until such time that those shares vest, each named executive officer is at risk of forfeiting those shares, as well as losing value of the shares should events occur, including management errors, that negatively impact the financial results or performance of the Company.

        We believe this compensation program aligns executive management with our stockholders, encourages appropriate long-term decision-making and effectively rewards or punishes executive management for their decisions made.

Stock Ownership Guidelines

        We believe that it is in the best interests of our stockholders to encourage all executive officers and directors to increase their equity position in the Company to promote share ownership and further align stockholder interests with executive officers and directors. Accordingly, as set forth in the table below, we have adopted stock ownership guidelines applicable to our executive officers and directors requiring each to hold common stock with a fair market value equal to a multiple of each officer's then current base salary or each non-employee director's then current annual retainer, as applicable:

Position	Common Stock Ownership Multiple
Chief Executive Officer	5x Current Base Salary
Executive Vice President	3x Current Base Salary
Non-Employee Director	3x Current Base Annual Retainer

        The guidelines provide that all owned stock, both restricted and unrestricted, counts toward the ownership guidelines. All of our executive officers and directors were in compliance with these guidelines as of March 5, 2021.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). In 2017 and prior tax years, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. Effective for tax years beginning on January 1, 2018, the tax reform legislation informally known as the Tax Cuts and Jobs Act of 2017 repeals the performance-based compensation exception to the Section 162(m) $1 million deduction limit. The Company's tax deduction for compensation expense in 2020 was not limited pursuant to Section 162(m) because no applicable officer's compensation, as determined for federal income tax purposes, exceeded the applicable limit. As a qualifying REIT, the Company does not pay federal income tax; therefore, the future unavailability of the Section 162(m) compensation deduction is not expected to result in any increase in the Company's federal income tax obligations.

CEO Pay Ratio

        Pursuant to rules adopted by the SEC under the Dodd-Frank Act, the Company is required to disclose the ratio of the annual total compensation for its CEO to the median annual total compensation for its employees other than the CEO. The Company identified the median employee by examining its payroll records for 2020 for all individuals other than the CEO that were employed by the Company at December 31, 2020. Compensation for employees that began employment during the year was annualized based on rate of pay applied to a full year.

        As of December 31, 2020, the Company had 28 employees. These employees are all employed at the Company's corporate office and are comprised of executive and non-executive officers, asset management, accountants, and various other roles and responsibilities. At December 31, 2020, the Company identified its median employee as one making $141,791 per year. For 2020, the Company's CEO, Mr. Wallace, had an annual total compensation of $3,737,563. This amount is comprised of several components, as reflected in the Summary Compensation Table beginning on page 34. Additional information concerning Mr. Wallace's total compensation is provided in the Compensation Discussion and Analysis section beginning on page 17 and in the Executive Officers section beginning on page 31.

        The ratio of CEO pay to median employee pay at December 31, 2020 was 26:1. The table below illustrates the details of the calculation.

	CEO to Median Employee Pay Ratio
Pay	Chief Executive Officer and President	Median Employee
Salary
Cash	$—	$92,995
Salary stock	681,198	2,005
Bonus
Cash	—	17,150
Bonus stock	541,405	7,350
Alignment of Interest Stock	1,193,250	9,382
1-Year Total Shareholder Return Stock	560,712	—
3-Year Total Shareholder Return Stock	747,616	—
Non-Executive Restricted Stock Award	—	10,289
All Other Compensation	13,382	2,620

Total	$3,737,563	$141,791
CEO to Median Employee Pay Ratio		26:1

Termination, Severance and Change-in-Control Arrangements

        Under the terms of the Company's compensation plans and its employment agreements with Mr. Wallace, Mr. Dupuy and Ms. Stach, if employment is terminated for any reason other than for cause, change-in-control or death or disability, Mr. Wallace, Mr. Dupuy and Ms. Stach are entitled to receive all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such termination (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which they are a participant to the full extent of their rights under such plans, full vesting of all awards granted to them under the 2014 Incentive Plan, accrued vacation pay and any appropriate business expenses incurred by them in connection with his or her duties hereunder, all to the date of termination. In addition, Mr. Wallace, Mr. Dupuy and Ms. Stach will receive as severance compensation his or her base salary (at the rate payable at the time of such termination), for a period of 36 months, with respect to Mr. Wallace, and 12 months, with respect to Mr. Dupuy and Ms. Stach, from the date of such termination; provided, however, that if they are employed by a new employer during such period, the severance compensation payable to them during such period will be reduced by the amount of compensation that the named executive officer is receiving from the new employer. However, none of Mr. Wallace, Mr. Dupuy and Ms. Stach are under any obligation to mitigate the amount owed them by seeking other employment or otherwise. In addition to the severance payment, they will be paid an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by them in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of their base salary and 0.67 with respect to Mr. Wallace, and 0.33 with respect to Mr. Dupuy and Ms. Stach. Each of Mr. Wallace, Mr. Dupuy and Ms. Stach will be entitled to accelerated vesting of any accrued benefit under each deferred compensation plan. If Mr. Wallace, Mr. Dupuy and Ms. Stach are terminated for disability, the terminated executive officer will receive the benefits described above, all to the date of termination, with the exception of medical and dental benefits, if any, which shall continue at the Company's expense through the then current one-year term of the employment agreement. If Mr. Wallace's, Mr. Dupuy's and Ms. Stach's employment terminates due to death, the terminated executive officer's estate will receive the benefits described above.

        The severance payment in the event of a change in control will consist of: (1) three times the terminated officer's annual base salary (at the rate payable at the time of such termination), and (2) an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the terminated officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of the terminated officer's base salary and 0.67 with respect to Mr. Wallace, and 0.33 with respect to Mr. Dupuy and Ms. Stach. Such severance compensation shall be paid in a lump sum promptly after the date of such termination, and in no event later than two and a half months after the end of the year in which such termination occurs. If the payments due to the change-in-control result in an excise tax to the terminated officer, under Section 4999 of the Code, all change-in-control payments to the terminated officer may be limited to an amount that is less than 300% of his or her average annual compensation. This limit would not apply in the event that the terminated officer's net after-tax benefits are greater after considering the effect of the excise tax.

        Mr. Barnes, who stepped down as an executive vice president as of December 31, 2020 will continue as an employee of the Company with responsibilities relating to business development and tenant relationships. Mr. Barnes is no longer considered to be an executive officer, will not be a participant in the Second Amended and Restated Executive Officer Incentive Program and will receive a base salary equal to approximately 60% of his former base salary.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

  Claire Gulmi (Chair)
  Alan Gardner
  Lawrence Van Horn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee during 2020 were Claire Gulmi (Chair), Alan Gardner, and Lawrence Van Horn. In 2020, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries, and no member had any relationship requiring disclosure as a related person transaction under applicable SEC regulations.

EXECUTIVE OFFICERS

        The names, ages, positions and business experience of our executive officers, except for Mr. Wallace, are listed below. Because he is also a member of our Board, information about Mr. Wallace appeared previously under Proposal 1—Election of Directors beginning on page 4. All of our executive officers serve at the discretion of the Board and are parties to employment agreements.

Name	Age	Position
David H. Dupuy	52	Mr. Dupuy has served as our Executive Vice President and Chief Financial Officer since May 2019. From 2008 to 2019, Mr. Dupuy served as a Managing Director, Healthcare Investment Banking Group at SunTrust Robinson Humphrey. From 2004 to 2008, Mr. Dupuy served as a Senior Vice President of the Healthcare Group at Bank of America. From 2000 to 2004, Mr. Dupuy served as a Vice President and Regional Director for KDA Holdings with responsibility for consulting, financing, and development of outpatient medical facilities. Previously, Mr. Dupuy served as Chief Financial Officer and Founding Partner of LIFESIGNS Holdings, Inc., a provider of diagnostic healthcare services, from 1997 to 2000. Mr. Dupuy began his career in 1991 with Bank of America. Mr. Dupuy holds a Bachelor of Arts in Business Administration from Furman University and a Master of Business Administration from the Owen School at Vanderbilt University.
Leigh Ann Stach	54
		Ms. Stach has served as our Chief Accounting Officer since the formation of our company in March 2014 and as Executive Vice President since May 2019. Prior to her appointment as Executive Vice President in May, Ms. Stach served as our Vice President—Financial Reporting, and Chief Accounting Officer. From 2005 to 2013, Ms. Stach served as Vice President—Financial Reporting at Healthcare Realty ("HR") where she had responsibility for financial reporting and coordinating due diligence materials for debt and equity offerings. In addition, she brought EDGAR and XBRL filings in-house and provided oversight of HR's compliance function and internal audit. Prior to that, from 1997 to 2005, Ms. Stach served as Vice President—Controller at HR. From 1994 to 1997, Ms. Stach served as Assistant Controller at HR. Prior to HR, from 1991 to 1994, Ms. Stach was a senior accountant—financial reporting at Hospital Corporation of America ("HCA"). She began her career with HCA in 1988 as an internal auditor. Ms. Stach holds a Bachelor of Science in Accounting from Western Kentucky University and is a licensed CPA.

        Mr. Barnes resigned as an executive officer on December 31, 2020 and his employment agreement with the Company was mutually terminated. Thus, although he is a named executive officer for purposes of this proxy statement, the information below discusses the compensation of our current executive officers.

Employment Agreements of Mr. Wallace, Mr. Dupuy and Ms. Stach

        We have entered into employment agreements with each of Mr. Wallace, Mr. Dupuy, and Ms. Stach, which became effective on May 28, 2015 for Mr. Wallace and Ms. Stach, and May 1, 2019 for Mr. Dupuy. The initial term of each of Mr. Wallace's, and Ms. Stach's employment agreements were through December 31, 2017, while the initial term of Mr. Dupuy's employment agreement was through December 31, 2019. On May 1, 2019, the Company entered into an amended and restated employment agreement with Ms. Stach in connection with her new role as Executive Vice President that became effective on May 1, 2019. Other than related to Ms. Stach's change in role, the compensation terms and other material terms of Ms. Stach's employment with the Company remain unchanged. The term of each respective employment agreement automatically renews for successive one-year terms on December 31 of each calendar year. As amended on January 4, 2021, the annual base salary of each of Mr. Wallace, Mr. Dupuy, and Ms. Stach under each of their employment agreements was increased for fiscal year 2021 from $645,000 to $750,000, from $392,000 to $460,000, and from $326,800 to $387,600, respectively. In addition, Mr. Dupuy is to be awarded a grant of 5,000 shares of restricted common stock per year for three years, which began on May 1, 2019, vesting equally in 2027, 2028, and 2029.

        The base salaries are subject to annual increases as the Compensation Committee may approve in their discretion and other benefits generally available to other employees and our other executive officers, and each will be eligible for an annual bonus for each calendar year during his or her respective employment based on a combination of his or her respective continued employment with the Company and the achievement of certain performance goals established by our Board of Directors and our Compensation Committee.

        If employment is terminated for any reason other than for cause, change-in-control or death or disability, each executive officer is entitled to receive all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such termination (other than defined contribution plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which the executive officer is a participant to the full extent of the executive officer's rights under such plans, full vesting of all awards granted to the named executive officer under the 2014 Incentive Plan, accrued vacation pay and any appropriate business expenses incurred by the named executive officer in connection with his or her duties hereunder, all to the date of termination.

        In addition, the executive officer will receive as severance compensation his or her base salary (at the rate payable at the time of such termination), for a period of 36 months, with respect to Mr. Wallace, and 12 months, with respect to Mr. Dupuy and Ms. Stach, from the date of such termination; provided, however, that if the executive officer is employed by a new employer during such period, the severance compensation payable to the executive officer during such period will be reduced by the amount of compensation that the executive officer is receiving from the new employer. However, the executive officer is under no obligation to mitigate the amount owed the executive officer by seeking other employment or otherwise.

        In addition to the severance payment, the executive officer will be paid an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the executive officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of the executive officer's base salary and 0.67 with respect to Mr. Wallace, and 0.33 with respect to Mr. Dupuy and Ms. Stach. Each executive officer will be entitled to accelerated vesting of any accrued benefit under each deferred compensation plan.

        If an executive officer is terminated for disability, the terminated executive officer will receive the benefits described above, all to the date of termination, with the exception of medical and dental benefits, if any, which shall continue at the Company's expense through the then current one-year term of the employment agreement. If an executive officer's employment terminates due to death, the terminated executive officer's estate will receive the benefits described above.

        The severance payment in the event of a change in control will consist of: (1) three times the terminated executive officer's annual base salary (at the rate payable at the time of such termination), and (2) an amount equal to the greater of: (i) two times the average annual cash bonus, if any, earned by the terminated executive officer in the two years immediately preceding the date of termination, without regard to any elective income deferral or conversion of such bonus into stock or any other non-cash consideration; and (ii) two times the product of the terminated executive officer's base salary and 0.67 with respect to Mr. Wallace, and 0.33 with respect to Mr. Dupuy and Ms. Stach. Such severance compensation shall be paid in a lump sum promptly after the date of such termination, and in no event later than two and a half months after the end of the year in which such termination occurs. If the payments due to the change-in-control result in an excise tax to the terminated executive officer, under Section 4999 of the Code, all change-in-control payments to the terminated officer may be limited to an amount that is less than 300% of his or her average annual compensation. This limit would not apply in the event that the terminated executive officer's net after-tax benefits are greater after considering the effect of the excise tax.

        Each employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 12 months following a termination upon a change in control, so long as the payments to which the terminated officer is entitled as a result of his or her termination upon a change of control are made on a timely basis.

COMPENSATION TABLES

Summary Compensation Table

        The table below sets forth the compensation paid in fiscal years 2020, 2019, and 2018 to our principal executive officer and the three most highly compensated executive officers. Mr. Wallace, Mr. Dupuy, Mr. Barnes and Ms. Stach are referred to in this proxy statement as our named executive officers.

        Each of our named executive officers has agreed to take 100% of his or her salary, bonus and long-term incentive compensation in the form of restricted common stock under our 2014 Incentive Plan since such officers began their tenure with the Company. In compliance with the terms of the Amended and Restated Alignment of Interest Program described above, the election to acquire stock, otherwise payable in cash, caused the named executive officers to be eligible to receive additional stock awards based upon a multiple described on page 22 of this proxy statement.

        All shares of restricted stock issued in lieu of cash compensation and any shares of restricted stock issued under the Amended and Restated Alignment of Interest Program are subject to a vesting schedule whereby no shares vest until the third, fifth or eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment.

        The following table sets forth the compensation of our named executive officers for the fiscal years 2020, 2019, and 2018.

		Salary		Bonus
Name and Principal Position	Year	Compensation Paid in Cash(1)	Compensation Paid in Stock(2)	Compensation Paid in Cash	Compensation Paid in Stock(3)	Stock Awards(4)	All Other Compensation(5)	Total(8)
Timothy G. Wallace	2020	$—	$645,000	$—	$548,250	$2,530,931	$13,382	$3,737,563
Chief Executive Officer and President	2019	$—	$540,000	$—	$216,000	$1,829,164	$10,800	$2,595,964
	2018	$—	$458,167	$—	$183,267	$1,606,543	$—	$2,247,977
David H. Dupuy(6)	2020	$—	$392,000	$—	$333,200	$1,721,059	$5,722	$2,451,981
Executive Vice	2019	$—	$233,333	$—	$23,333	$1,115,165	$11,279	$1,383,110
President and Chief	2018	$—	$—	$—	$—	$—	$—	$—
Financial Officer
W. Page Barnes	2020	$—	$370,400	$—	$314,840	$1,453,378	$11,616	$2,150,234
Former Executive	2019	$—	$328,000	$—	$131,200	$1,111,109	$8,930	$1,579,239
Vice President and	2018	$—	$271,167	$—	$108,467	$950,883	$—	$1,330,517
Chief Operating Officer(7)
Leigh Ann Stach	2020	$—	$326,800	$—	$277,780	$1,282,303	$8,734	$1,895,617
Executive Vice	2019	$—	$266,000	$—	$106,400	$901,044	$1,000	$1,274,444
President and Chief	2018	$—	$220,500	$—	$188,200	$876,216	$—	$1,284,916
Accounting Officer

(1)
All of our named executive officers agreed to acquire shares of restricted common stock in lieu of any cash compensation for the fiscal years ended December 31, 2020, 2019, and 2018, as applicable.

(2)
The amounts represent the annual base salary of each named executive officer set forth in the table pursuant to their employment agreements, 100% of which was used to acquire shares of our restricted common stock in lieu of cash. The number of shares of common stock issued in 2020 was based on $43.14, which was the average price of our common stock for the 10 days preceding January 15, 2020, the determination date. The number of shares of common stock issued in 2019 was based on $29.78, which was the average price of our common stock for the 10 days preceding January 15, 2019, the determination date. The number of shares of common stock issued in 2018 was based on $26.99, which was the average price of our common stock for the 10 days preceding January 16, 2018, the determination date. All of the shares of our restricted common stock issued in lieu of cash compensation are subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment.

(3)
The bonus amounts paid in each of the years 2020, 2019, and 2018 represent the annual bonus of each named executive officer set forth in the table pursuant to their employment agreements, 100% of which was used to acquire shares of our restricted common stock in lieu of cash. The number of shares of common stock issued in 2020 was based on $48.05, which was the average price of our common stock for the 10 days preceding August 17, 2020, the determination date. The number of shares of common stock issued in 2019 was based on $42.50, which was the average price of our common stock for the 10 days preceding August 15, 2019, the determination date. The number of shares of common stock issued in 2018 was based on $31.26, which was the average price of our common stock for the 10 days preceding August 15, 2018, the determination date. All of the shares of our restricted common stock issued in lieu of cash compensation are subject to an eight-year cliff vesting schedule whereby no shares vest until the eighth anniversary of the date of grant, at which time 100% of the shares of restricted stock will vest, subject to continued employment.

(4)
Represents the aggregate fair value computed in accordance with FASB ASC Topic 718 of awards of restricted common stock to the named executive officers for the years ended December 31, 2020, 2019, and 2018 under the 2014 Incentive Plan, as amended. The dollar values of the awards related to base salaries and bonuses for 2020, 2019, and 2018 are based on the grant date value of such awards and the restriction multiples for cash compensation deferrals outlined in our Amended and Restated Alignment of Interest Program. Awards granted to our named executive officers' in connection with their base salaries for 2020, 2019, and 2018, were based on grant date values of such awards of $44.35 per share, $30.67 per share, and $25.95 per share, respectively. Awards granted to our named executive officers' in connection with their bonuses for 2020, 2019, and 2018, were based on grant date values of such awards of $47.75, $42.90 per share and $31.73 per share, respectively. The dollar values of the awards related to the Company's total stockholder return performance, relative to its peer group, for the years ended December 31, 2020, 2019, and 2018, as outlined in the Executive Officer Incentive Program, are based on the grant date value of such awards of $48.80 per share, $42.90 per share and $31.73 per share, respectively. Mr. Dupuy received restricted share awards in 2020 and 2019 in connection with joining our Company as our Chief Financial Officer in 2019. These restricted share awards in 2020 and 2019 were based on a grant date value of $36.57 and $36.29 per share, respectively.

(5)
Includes employer contributions to the executive officer's health savings account (HSA) and 401(k), as well as moving and relocation expenses for Mr. Dupuy in 2019.

(6)
Joined the Company as a named executive officer on May 1, 2019 and was awarded 5,000 shares of restricted stock in each of 2020 and 2019.

(7)
Mr. Barnes resigned as Executive Vice President and Chief Operating Officer on December 31, 2020, transitioning to a part-time role with the Company, assisting with tenant relations and business development matters,

(8)
A significant portion of the named executive officer's compensation is performance based, as set forth in the following table:

		Performance Based Incentive Compensation
Name	Year	Total Compensation	Bonus Stock(1)	Alignment of Interest Stock(2)	1-Year Total Shareholder Return Stock	3-Year Total Shareholder Return Stock	Total Performance Based Incentive Compensation	Percent of Total Compensation
Timothy G. Wallace	2020	$3,737,563	$548,250	$1,402,181	$483,750	$645,000	$3,079,181	82.4%
	2019	$2,595,964	$216,000	$884,164	$405,000	$540,000	$2,045,164	78.8%
	2018	$2,247,977	$183,267	$690,209	$458,167	$458,167	$1,789,810	79.6%
David H. Dupuy(3)	2020	$2,451,981	$333,200	$852,209	$294,000	$392,000	$1,871,409	76.3%
	2019	$1,383,110	$23,333	$321,215	$262,500	$350,000	$957,048	69.2%
	2018	$—	$—	$—	$—	$—	$—	—
W. Page Barnes	2020	$2,150,234	$314,840	$805,178	$277,800	$370,400	$1,768,218	82.2%
	2019	$1,579,239	$131,200	$537,109	$246,000	$328,000	$1,242,309	78.7%
	2018	$1,330,517	$108,467	$408,549	$271,167	$271,167	$1,059,350	79.6%
Leigh Ann Stach	2020	$1,895,617	$277,780	$710,403	$245,100	$326,800	$1,560,083	82.3%
	2019	$1,274,444	$106,400	$435,544	$199,500	$266,000	$1,007,444	79.0%
	2018	$1,284,916	$188,200	$435,216	$220,500	$220,500	$1,064,416	82.8%

(1)
Each executive officer has elected to take 100% of their salary and cash bonus in deferred stock with an 8-year cliff vesting.

(2)
Alignment of interest stock grants per the Amended and Restated Alignment of Interest Program which is part of the Company's Incentive Plan.

(3)
Mr. Dupuy joined the Company on May 1, 2019.

Grants of Plan-Based Awards

        The following table provides additional information relating to grants of plan-based awards made to our named executive officers during 2020.

Name	Grant date	All other stock awards: Number of shares of stock (#)(1)	Grant date fair value of stock awards
Timothy G. Wallace	1/15/2020	14,952	$663,121
	8/6/2020	26,810	$1,308,328
	8/17/2020	11,410	$544,828
David H. Dupuy	1/15/2020	9,087	$403,008
	5/4/2020	5,000	$182,850
	8/6/2020	16,294	$795,147
	8/17/2020	6,934	$331,099
W. Page Barnes	1/15/2020	8,586	$380,789
	8/6/2020	15,395	$751,276
	8/17/2020	6,552	$312,858
Leigh Ann Stach	1/15/2020	7,576	$335,996
	8/6/2020	13,583	$662,850
	8/17/2020	5,781	$276,043

(1)
The table below shows the number of restricted shares of common stock awarded to the named executive officers in 2020 pursuant to the 2014 Incentive Plan.

		Incentive Awards
Name	Company Match Salary (#)	Company Match Bonus (#)	1 Year Total Shareholder Return Stock (#)	3 Year Total Shareholder Return Stock (#)	CFO Grant (#)	Total Stock Awards (#)
Timothy G. Wallace	14,952	11,410	11,490	15,320	—	53,172
David H. Dupuy	9,087	6,934	6,983	9,311	5,000	37,315
W. Page Barnes	8,586	6,552	6,598	8,797	—	30,533
Leigh Ann Stach	7,576	5,781	5,821	7,762	—	26,940

Outstanding Equity Awards at December 31, 2020

        The following table sets forth all outstanding equity awards held by each of our named executive officers at December 31, 2020.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Timothy G. Wallace	238,004(2)	$11,212,368
David H. Dupuy	64,887(2)	$3,056,827
W. Page Barnes	136,082(2)	$6,410,823
Leigh Ann Stach	117,459(2)	$5,533,493

(1)
The market value of unvested restricted common stock is calculated by multiplying the number of unvested shares of restricted common stock held by the applicable named executive officer by the closing price of our common stock on December 31, 2020, which was $47.11.

(2)
These shares of restricted common stock are subject to eight-year cliff vesting through 2028, subject to continued employment with the Company on the vesting date.

Post-Employment Compensation

        The tables below illustrate the compensation that would have been received by each of the named executive officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2020, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met.

Timothy G. Wallace Chief Executive Officer and President	Voluntary Termination	Not for Cause Termination	Change-in -Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$2,799,300	$2,799,300	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$17,520,680	$17,520,680	$17,520,680	$17,520,680

Total Value of Payments	$—	$20,319,980	$20,319,980	$17,520,680	$17,520,680

David H. Dupuy Executive Vice President and Chief Financial Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$748,533	$1,532,533	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$4,137,012	$4,137,012	$4,137,012	$4,137,012

Total Value of Payments	$—	$4,885,545	$5,669,545	$4,137,012	$4,137,012

W. Page Barnes Former Executive Vice President and Chief Operating Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$816,440	$1,557,240	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$9,946,570	$9,946,570	$9,946,570	$9,946,570

Total Value of Payments	$—	$10,763,010	$11,503,810	$9,946,570	$9,946,570

Leigh Ann Stach Executive Vice President and Chief Accounting Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(2)	$—	$710,980	$1,364,580	$—	$—
Accelerated Vesting Of Restricted Stock(3)	$—	$8,678,463	$8,678,463	$8,678,463	$8,678,463

Total Value of Payments	$—	$9,389,443	$10,043,043	$8,678,463	$8,678,463

(1)
Represents the annual base salary at December 31, 2020 for a period of 36-months from the date of such termination, payable in monthly installments.

(2)
Represents the annual base salary at December 31, 2020 for a period of 12-months from the date of such termination, payable in monthly installments.

(3)
Based upon the closing price of a share of the Company's Common Stock on the New York Stock Exchange on December 31, 2020 of $47.11.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about shares of our common stock that may be issued under our 2014 Incentive Plan as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	—	—	595,098
Equity compensation plans not approved by stockholders	—	—	185,158	(2)

Total	—	—	780,256

(1)
Our 2014 Incentive Plan automatically increases, on an annual basis, the number of shares of common stock available for issuance under the 2014 Incentive Plan to an amount equal to 7% of the total number of shares of common stock outstanding on December 31 of the immediately preceding year. These annual increases are required because of the level of restricted stock, versus cash, we utilize in our compensation methodology and was approved by a vote of our shareholders in 2017.

(2)
These 185,158 shares are reserved under our 2014 Incentive Plan for purchase by our employees and directors in exchange for the cash compensation. See "2014 Incentive Plan" beginning on page 21.

PROPOSAL 2
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company's stockholders to vote to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As discussed in the Compensation Discussion and Analysis section of this proxy statement beginning on page 17, the Company's executive compensation policies are designed to align the interests of the named executive officers with the interests of our shareholders, link executive compensation to the Company's overall performance, and attract, retain, and motivate our named executive officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.

        The Board is asking stockholders to indicate their support for the named executive officer compensation described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express views on the Company's executive compensation for its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the policies and procedures described in this proxy statement. Accordingly, the Board asks stockholders to vote "FOR" the following resolution:

        RESOLVED, that the stockholders of Community Healthcare Trust Incorporated approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2021 annual meeting of stockholders.

        Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider stockholders' concerns when designing future executive compensation programs.

Required Vote

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

Our Board of Directors unanimously recommends a vote "FOR" the resolution approving the compensation of the Company's named executive officers

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR 2021

General

        We are asking our stockholders to ratify the selection of BDO USA, LLP as our independent registered public accountants for 2021. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of stockholder concern and thus are submitting the selection of BDO USA, LLP for ratification by stockholders as a matter of good corporate practice.

        The Audit Committee appointed BDO USA, LLP to serve as our independent registered public accountants for the 2020 fiscal year and has appointed BDO USA, LLP to serve as our independent registered public accountants for the 2021 fiscal year. A representative of BDO USA, LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. BDO USA, LLP has served as our independent registered public accountants since 2015.

Audit and Non-Audit Services

        Fees related to services performed for us by BDO USA, LLP in fiscal years 2020 and 2019 are as follows:

	2020	2019
Audit Fees(1)	$592,591	$726,430
Audit-Related Fees(2)	—	19,066
Tax Fees	—	—
All Other Fees	—	—

Total	$592,591	$745,496

(1)
Audit fees include fees and expenses associated with the audit of our financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and services provided in connection with registration statements and periodic reports filed with the Securities and Exchange Commission. Audit fees for 2020 include fees associated with registration statements totaling $94,011 and fees related to auditing our internal control over financial reporting. Audit fees for 2019 include fees associated with registration statements totaling $109,492 and fees related to auditing our internal control over financial reporting.

(2)
Audit-related fees for 2019 included fees associated with Rule 3-14 audits.

        In accordance with the procedures set forth in its charter, the Audit Committee pre-approves all auditing services and permitted non-audit and tax services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.

Required Vote

        The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of BDO USA, LLP as our independent registered public accountants. Abstentions will have no effect on this proposal. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain BDO USA, LLP and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

Our Board of Directors unanimously recommends a vote "FOR" the ratification of
BDO USA, LLP as our independent registered public accountants for 2021.

 REPORT OF THE AUDIT COMMITTEE

        The information provided in this section shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of our internal controls over financial reporting. The internal auditors are responsible to the Audit Committee and the Board of Directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board of Directors determine.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2020 and management's assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2020. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under PCAOB auditing standards including, without limitation, the matters required to be discussed by PCAOB Auditing Standard No. 1301. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants' communications with the Audit Committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with our internal and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their understanding of our internal controls, and the overall quality of our financial reporting.

        In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our annual report to stockholders for filing with the SEC.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that BDO USA, LLP is in fact "independent."

Audit Committee:

Robert Hensley (Chairman)
Alan Gardner
Claire Gulmi

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

Directors, Executive Officers and Other Stockholders

        As of March 5, 2021, we had 34 stockholders of record. Except as otherwise stated in a footnote, the following table presents certain information regarding the beneficial ownership of our common stock as of March 5, 2021 by: (i) the persons known by us to own beneficially more than 5% of our common stock; (ii) each of our directors, nominees for director and named executive officers; and (iii) all of our directors, nominees for director, and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

        Unless otherwise indicated, the business address of all the individuals and entities is c/o Community Healthcare Trust Incorporated, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. No common stock beneficially owned by any director or named executive officer has been pledged as security for a loan.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of All Shares (%)(1)
5% Stockholders
BlackRock, Inc.	4,259,397(2)	17.7%
The Vanguard Group, Inc.	2,493,684(3)	10.4%
Directors
Alan Gardner	35,087	*
Claire Gulmi	13,917	*
Robert Hensley	41,862	*
Lawrence Van Horn	23,745	*
Named Executive Officers
Timothy G. Wallace	842,847	3.5%
David H.Dupuy	107,726	*
W. Page Barnes	236,135	*
Leigh Ann Stach	200,993	*
All Directors and Executive Officers as a Group (8 persons total)	1,502,312	6.3%

*
Less than 1% of the outstanding shares of common stock.

(1)
Based on 24,036,213 shares of common stock outstanding on March 5, 2021.

(2)
Based on a Schedule 13G filed with the SEC on January 25, 2021, BlackRock, Inc. has sole voting power with respect to 4,208,989 shares of common stock and sole dispositive power with respect to 4,259,397 shares of common stock. A subsidiary of BlackRock, Inc., BlackRock Fund Advisors, beneficially owns 5% or greater of the outstanding shares of common stock reported on BlackRock's Schedule 13G. BlackRock, Inc. is located at 55 East 52nd Street, New York, New York 10055.

(3)
Based on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. has shared voting power with respect to 99,302 shares of common stock, sole dispositive power with respect to 2,378,258 shares of common stock and shared dispositive power with respect to 115,426 shares of common stock. The VanGuard Group, Inc. is located at 100 Vanguard Boulevard, Malvern, PA 19355.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

        Our Audit Committee has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Under our policy, a related party transaction is a transaction between the Company and a related party (including any transaction requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than transactions available to all employees generally or involving less than $5,000 when aggregated with similar transactions. "Related parties" include (i) an officer or director of the Company, (ii) a person who is an immediate family member of an officer or director; (iii) an entity which is owned or controlled by an officer or director or an immediate family member of an officer or director, or an entity in which an officer or director or an immediate family member of an officer or director is deemed to have a substantial ownership interest or control of such entity by virtue of such person owning more than 20% of such entity; and (iv) any person known to be the beneficial owner of more than 5% of any class of the Company's voting securities. Members of an officer's or director's immediate family include such officer's or director's spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any other person sharing the household of such officer or director. For purposes of this policy, officers are defined as "executive officers" under applicable guidelines of the SEC. Additionally, a "Related Party" may be a person or entity that proposes to enter into a transaction with the Company if the Audit Committee finds that such transaction would require disclosure under Item 404 of Regulation S-K.

        Our related party transaction policy is administered by our Audit Committee. At each fiscal year's first regularly-scheduled Audit Committee meeting, management or the Corporate Governance Committee, as applicable, will provide the Audit Committee with detailed information concerning all related party transactions, if any, then known by management to be entered into or to be continued by the Company for the fiscal year. Under the related party transactions policy, there is a general presumption that a related party transaction with the Company will not be approved by the Audit Committee. However, the Audit Committee may approve a related party transaction if: (i) the Audit Committee finds that the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; and (ii) the Audit Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that the Company is warranted entering into the related party transaction and has developed an appropriate plan to manage the potential conflicts of interest. The Audit Committee will consider each proposed related party transaction and may approve the Company's entering into or continuing such related party transaction if the transaction satisfies the guidelines set forth above.

Related Party Transactions

        Pursuant to its authority and based on discussions with management and BDO USA, LLP, the Audit Committee has determined that there have been no related party transactions requiring disclosure under Item 404(a) of Regulation S-K.

Legal Proceedings

        We are not aware of any current legal proceedings involving any of our directors, director nominees, or executive officers and either the Company or any of its subsidiaries.

 STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

        At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board may submit other matters to the stockholders for action at the annual meeting. Stockholders may also submit proposals for action at the annual meeting.

        Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2022 annual meeting of stockholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2021 annual meeting is held within 30 days of May 6, 2021, stockholder proposals must be received by Timothy Wallace at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee, 37067, no later than 5:00 p.m., Eastern Time on November 24, 2021 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such annual meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2022 annual meeting of stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than on October 25, 2021, nor later than 5:00 p.m., Eastern Time, on November 24, 2021, together with all supporting documentation required by our Bylaws. For more complete information on these requirements, please refer to our Bylaws.

OTHER MATTERS

        As of the date of this proxy statement, management does not know of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET OR, IF YOU REQUEST WRITTEN PROXY MATERIALS BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K. Requests should be mailed to David H. Dupuy, Corporate Secretary, 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067. You may also access our Annual Report on Form 10-K on the investor relations webpage of our Internet website, http://investors.chct.reit.

By Order of the Board of Directors,

Timothy Wallace
Chairman of the Board

March 24, 2021

 APPENDIX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

        Funds from operations, ("FFO"), as defined by NAREIT, and adjusted funds from operations ("AFFO"), are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

        NAREIT defines FFO as the most commonly accepted and reported measure of a REIT's operating performance equal to net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairments of real estate, plus depreciation and amortization related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT also provides REITs with an option to exclude gains, losses and impairments of assets that are incidental to the main business of the REIT from the calculation of FFO.

        The Company's AFFO is defined as FFO, excluding non-cash income and expenses, such as amortization of stock-based compensation, the effects of straight-line rent, and others. The Company considers AFFO to be a useful supplemental measure to evaluate the Company's operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.

        Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be supplemental measures of a REIT's performance because they provide an understanding of the operating performance of the Company's properties without giving effect to certain significant non-cash items, primarily depreciation and amortization expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions.

        The Company believes that by excluding the effect of depreciation, amortization, gains or losses from sales of real estate, impairment of real estate, and gains, losses and impairment of incidental assets, straight-line rent and amortization of stock-based compensation, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO and AFFO can facilitate comparisons of operating performance between periods. The Company reports FFO and AFFO per share because these measures are observed by management to be some of the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because FFO per share, as defined by NAREIT, is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and AFFO per share. However, neither FFO or AFFO represents cash generated from operating activities determined in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs. FFO and AFFO should not be considered alternatives to net income attributable to common stockholders or as indicators of the Company's operating performance or as alternatives to cash flow from operating activities as measures of liquidity. The table below reconciles net income to FFO and AFFO.

 COMMUNITY HEALTHCARE TRUST INCORPORATED
RECONCILIATION OF FFO and AFFO

(Unaudited; Amounts in thousands, except per share amounts)

	Year Ended December 31,
	2020	2019
Net income	$19,077	$8,376
Real estate depreciation and amortization	25,615	22,377
Income tax expense(1)	—	1,321
Loss from sale of real estate	313	—

Total adjustments	25,928	23,698

Funds from Operations (FFO)	$45,005	$32,074
Straight-line rent	(3,211)	(2,052)
Stock-based compensation	4,767	3,844
Adjusted Funds from Operations (AFFO)	$46,561	$33,866

FFO per Common Share-Diluted	$2.03	$1.67

AFFO Per Common Share-Diluted	$2.10	$1.77

Weighted Average Common Shares Outstanding-Diluted(2)	22,179	19,164

(1)
In 2018, the Company recorded an impairment related to a note and recorded a related tax benefit and deferred tax asset. This deferred asset was impaired in 2019 and the tax benefit was reversed resulting in tax expense of $1.3 million. The Company believes that the note was incidental to the main operations of the Company. As such, the Company excluded the impairment of the note and the related tax impact from its calculation of FFO.

(2)
Diluted weighted average common shares outstanding for FFO are calculated based on the treasury method, rather than the 2-class method used to calculate earnings per share.

aNNual meeTiNg of sTocKholders of commuNiTy healThcare TrusT iNcorporaTed may 6, 2021 go greeN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NoTice of iNTerNeT availabiliTy of proxy maTerial: The Notice of Meeting, proxy statement, proxy card and annual report are available at http://investors.chct.reit/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20530030000000000000 4 050621 2. To approve, on a non-binding advisory basis, the following resolutions: of the named executive officers as disclosed pursuant to Item 402 of meeting of stockholders. aNd 3. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The board of direcTors recommeNds a voTe "for" The elecTioN of all of The NomiNees for direcTor aNd "for" proposals 2 aNd 3. please sigN, daTe aNd reTurN prompTly iN The eNclosed eNvelope. please marK your voTe iN blue or blacK iNK as showN here x 1. To elect five (5) directors to the Board of Directors of the Company, each to serve a one-year term expiring in 2022. NomiNees: FOR ALL NOMINEESO Alan Gardner O Claire Gulmi WITHHOLD AUTHORITYO Robert Hensley FOR ALL NOMINEESO Lawrence Van Horn O Timothy Wallace FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN RESOLVED, that the stockholders of Community Healthcare Trust Incorporated approve, on a non-binding advisory basis, the compensation Regulation S-K in the Company’s proxy statement for the 2021 annual FOR AGAINST ABSTAIN 3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for 2021. 4. To transact such other business as may properly come before the annual meeting or any adjournments thereof. This proxy wheN properly execuTed will be voTed as direcTed hereiN by The uNdersigNed sTocKholder. if No direcTioN is made, This proxy will be voTed “for all NomiNees” iN proposal 1 aNd "for" proposals 2 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate:

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- 0 COMMUNITY HEALTHCARE TRUST INCORPORATED proxy for annual meeting of stockholders on may 6, 2021 solicited on behalf of the board of directors The undersigned hereby appoints Timothy G. Wallace and David H. Dupuy, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Healthcare Trust Incorporated, to be held May 6, 2021 at 8:00 a.m. Central Time at 3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067, and at any adjournments or postponements thereof, as follows: (continued and to be signed on the reverse side) 14475 1.1